CORPORATE RESOLUTION OF THE BOARD OF DIRECTORS

OF

SIMLATUS CORP

The following is a true copy of the resolution duly adopted by the Board of Directors of this Corporation at a special meeting, notice to this meeting having been waived, held via teleconference at 175 Joerschke Dr., Suite A, Grass Valley, CA 95945 on May 12, 2018.

The Members of the Board of Directors who were present for this meeting, all of whom took active part therein were:

Mike Schatz

Robert Stillwaugh

WHEREAS, on May 12, 2018, the Board of Directors of the Corporation authorized the Debt Settlement Agreement with Asher Enterprises, Inc., regarding the original note dated September 16, 2011 in the amount of $40,000, whereas the note was amended April 4, 2013. Pursuant to the note, Asher is able to convert the principal amount and accrued interest into shares of common stock of SIML at a 55% discount to the market price, subject only to the limitation that Asher not convert and be a beneficial owner of more than 4.99% of SIML outstanding shares at any one time. As of May 12, 2018 the balance of the Asher note with accrued interest was $37,492, which represents 749,835,788 shares or 17.15% of the total outstanding shares. The Board of Director has settled this payment in full, for the amount of $26,000. Asher Enterprises, Inc. has accepted the payment and the note has been paid off in full. The Debt Settlement Agreement between both parties is binding, and has agreed to settle finally and forever any and all claims between them of nature whatsoever from any and all liability or damages of any kind, known or unknown, in contract or in tort.

NOW, THEREFORE, BE IT:

RESOLVED, on May 12, 2018, the Board of Directors of the Corporation authorized the Debt Settlement Agreement with Asher Enterprises, Inc., regarding the original note dated September 16, 2011 in the amount of $40,000, whereas the note was amended April 4, 2013. Pursuant to the note, Asher is able to convert the principal amount and accrued interest into shares of common stock of SIML at a 55% discount to the market price, subject only to the limitation that Asher not convert and be a beneficial owner of more than 4.99% of SIML outstanding shares at any one time. As of May 12, 2018 the balance of the Asher note with accrued interest was $37,492, which represents 749,835,788 shares or 17.15% of the total outstanding shares. The Board of Director has settled this payment in full, for the amount of $26,000. Asher Enterprises, Inc. has accepted the payment and the note has been paid off in full. The Debt Settlement Agreement between both parties is binding, and has agreed to settle finally and forever any and all claims between them of nature whatsoever from any and all liability or damages of any kind, known or unknown, in contract or in tort.

The undersigned, do hereby certify that we are members of the Board of Directors of the Corporation; that the attached is a true and correct copy of resolution duly adopted and ratified at a meeting of the Board of Directors of the Corporation duly convened and held in accordance with its by-laws of the State of Nevada, as transcribed by us from the minutes; and that the same have not in any way been modified, repealed or rescinded and are in full force and effect.

IN WITNESS WHEREOF, we have hereunto set our hands as Chief Executive Officer and Members of the Board of Directors of the Corporation.

Resolved dated May 12, 2018

Mike Schatz

Robert Stillwaugh